Exhibit 7.1

ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT is made as of the 5th day of October 2020.

AMONG:

SUN KISSED INDUSTRIES, INC.., a corporation formed pursuant to the laws of the State of Wyoming (“SKDI”);

AND:

SFL MAVEN, INC. a corporation formed pursuant to the laws of the State of Florida ("SFLM").

WHEREAS:

A.	SFLM is a Florida corporation created for the operation of buying and selling jewelry;

B.	The SFLM Common Shareholders own an aggregate of one hundred (100) SFLM Shares, being 100% of the presently issued and outstanding SFLM Shares;

C.	SKDI is an alternative reporting company as defined by the Securities Act whose common stock is quoted on the OTC Pink exchange and which has sought to acquire SFLM; and

D.	The respective Boards of Directors of SKDI and SFLM deem it advisable and in the Best interests of SKDI and SFLM, that SKDI acquire SFLM (the "Acquisition") pursuant to this Agreement, and the applicable provisions of the laws of the State of Wyoming.

NOW THEREFORE, WITNESSETH THAT in consideration of the premises and the mutual covenants, agreements, representations, and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1     DEFINITIONS AND INTERPRETATION

A.	Definitions

In this Agreement, the following terms will have the following meanings:

1.	“Acquisition” means the Acquisition, at the Effective Time, of SFLM and SKDI;

2.	“Agreement” means this agreement among SKDI and SFLM;

3.	“SKDI Series A Preferred Shares” means the SKDI Series A Preferred Stock.

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4.	“SFLM Accounts Receivable” means all accounts receivable and other amounts owing to SFLM;

5.	“SFLM Assets” means all the property and assets of the SFLM Business of every kind and description wherever situated including, without limitation, SFLM Inventory, SFLM Material Contracts, SFLM Accounts Receivable, SFLM Cash, SFLM Intangible Assets and SFLM Goodwill, and all credit cards, charge cards and banking cards issued to SFLM;

6.	“SFLM Business” means all aspects of the business conducted by SFLM;

7.	“SFLM Cash” means all cash on hand or on deposit to the credit of SFLM on the Closing Date, subject to reduction pursuant to Section 7.1(f) below;

8.	“SFLM Financial Statements” means collectively, the unaudited financial statements of SFLM since inception;

9.	“SFLM Goodwill” means the goodwill of the SFLM Business together with the exclusive right of SFLM to represent itself as carrying on the SFLM Business in succession of SFLM subject to the terms hereof, and the right to use any words indicating that the SFLM Business is so carried on including the right to use the name "Sun Pacific Power Corp.” or any variation thereof as part of the name of or in connection with the SFLM Business or any part thereof carried on or to be carried on by SFLM, the right to all corporate, operating and trade names associated with the SFLM Business, or any variations of such names as part of or in connection with the SFLM Business, all telephone listings and telephone advertising contracts, all lists of customers, books and records and other information relating to the SFLM Business, all necessary licenses and authorizations and any other rights used in connection with the SFLM Business;

10.	“SFLM Intangible Assets” means all of the intangible assets of SFLM, including, without limitation, SFLM Goodwill, all trademarks, logos, copyrights, designs, and other intellectual and industrial property of SFLM;

11.	“SFLM Inventory” means all inventory and supplies of the SFLM Business as of 10th October , 2020 as increased or decreased in the ordinary course of business;

12.	“SFLM Material Contracts” means the burden and benefit of and the right, title and interest of SFLM in, to and under all trade and non-trade contracts, engagements or commitments, whether written or oral, to which SFLM is entitled in connection with the SFLM Business under which SFLM is obligated to pay or entitled to receive the sum of Ten Thousand Dollars ($10,000) or more annually including, without limitation, any pension plans, profit sharing plans, bonus plans, loan agreements, security agreements, indemnities and guarantees, any agreements with employees, lessees, licensees, managers, accountants, suppliers, agents, distributors, officers, directors, attorneys or others which cannot be terminated without liability on not more than one month's notice;

13.	“SFLM Common Shares” means all of the issued and outstanding shares of SFLM's common stock;

14.	“SFLM Common Shareholders” means all of the holders of the issued and outstanding SFLM Common Shares;

15.	“Closing” means the completion, on the Closing Date, of the transactions contemplated hereby in accordance with Article 9 hereof;

16.	“Closing Date” means the day on which all conditions precedent to the completion of the transaction as contemplated hereby have been satisfied or waived;

17.	“Commission” means the Securities and Exchange Commission;

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18.	“Effective Time” means the effective date at which all conditions precedent for Closing have been satisfied and all consideration has been duly transferred to the appropriate party.;

19.	“Exchange Act” means the Securities Exchange Act of 1934, as amended;

20.	“SKDI Business” means all aspects of any business conducted by (as defined herein);

21.	“SKDI Financial Statements” means, collectively, the unaudited financial statements filed with OTC Markets, LLC;

22.	“SKDI Common Shares” means the shares of common stock in the capital of SKDI;

23.	“Securities Act” means the Securities Act of 1933, as amended;

Any other terms defined within the text of this Agreement will have the meanings so ascribed to them.

B.	Captions and Section Numbers

The headings and section references in this Agreement are for convenience of reference only and do not form a part of this Agreement and are not intended to interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof.

C.	Section References and Schedules

Any reference to a particular “Article”, “section”, “paragraph”, “clause” or other subdivision is to the particular Article, section, clause or other subdivision of this Agreement and any reference to a Schedule by letter will mean the appropriate Schedule attached to this Agreement and by such reference the appropriate Schedule is incorporated into and made part of this Agreement.

D.	Severability of Clauses

If any part of this Agreement is declared or held to be invalid for any reason, such invalidity will not affect the validity of the remainder which will continue in full force and effect and be construed as if this Agreement had been executed without the invalid portion, and it is hereby declared the intention of the parties that this Agreement would have been executed without reference to any portion which may, for any reason, be hereafter declared or held to be invalid.

ARTICLE 2     THE ACQUISITION

A.	The Acquisition. At Closing, SFLM shall become a wholly owned subsidiary of SKDI pursuant to this Agreement

B.	Reserved.

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C.	Articles of Incorporation; Bylaws; Directors and Officers. The directors and officers of the SKDI after the Closing shall be as follows:

Party	Position
Joseph Ladin	CEO, President, Director

Those positions vacant at the time of Closing shall be appointed by the SFLM shareholder within fifteen (15) business days from Closing.

D.	Consideration.

1.	Exchange of Securities. At the Effective Time, by virtue of the Acquisition, the shares of capital stock of each of SFLM shall be exchanged for shares of SKDI as follows:

Exchange of SFLM Common Shares. All SFLM Common Share that is issued and outstanding at the Effective Time, set forth on Schedule 1A4, shall be exchanged for 300,000,000 Common Stock of SKDI.

E.	Reserved.

ARTICLE 3     REPRESENTATIONS AND WARRANTIES OF SKDI

A.	Representations and Warranties

SKDI represents and warrants in all material respects to SFLM, with the intent that SFLM will rely thereon in entering into this Agreement and in approving and completing the transactions contemplated hereby, that:

1.	SKDI - Corporate Status and Capacity

a.	Incorporation. SKDI is a corporation duly incorporated and validly existing under the laws of the State of Wyoming and is in good standing with the office of the Secretary of State for the State of Wyoming.

b.	Carrying on Business. SKDI is duly organized, validly existing and in good standing under the laws of the State of Wyoming and has the requisite corporate power and authority and all government licenses, authorizations, permits, consents and approvals required to own, lease, and operate its properties and carry on its business as now being conducted. SKDI is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect on their respective businesses.

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c.	Corporate Capacity. SKDI has the corporate power, capacity, and authority to own its assets. SKDI has the corporate power, capacity, and authority to enter into and complete this Agreement.

d.	Reporting Status; Listing. SKDI files reports pursuant to the Rule 15(c)-211 and the Securities Act with OTC Markets as an “Alternative Reporting Company”. Common Shares are quoted on the OTCPINK under the symbol “SKDI”.

e.	Commission Reports. SKDI has filed all required filings with the Commission (the “Commission Reports”). To SKDI’s knowledge, the Commission Reports, at the time filed, complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Commission Reports, including without limitation any financial statements or schedules included therein, contains any untrue statements of a material fact or omits to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

2.	SKDI - Capitalization

a.	Authorized Capital. As of October 5th, 2020, the authorized capital of SKDI consists of 1,500,000,000 shares of authorized common stock, $0.0001 par value, of which 1,033,025,173 SKDI Common Shares are issued and outstanding, 387,520,942 are free trading and 10,000,000 shares of preferred stock, par value $0.0001, of which exactly 10,000,000 are designated as Series A Preferred Stock, of which 10,000,000 are issued and outstanding.

b.	Validly Issued. The existing issued shares of stock of SKDI have been duly authorized and validly issued and are fully paid and non-assessable and have been issued in compliance with the requirements of all applicable laws, including applicable securities laws, and there is no liability for the payment of any dividends.

c.	No Option. Except as provided in in this Agreement, no person, firm, or corporation has any agreement or option or any right capable of becoming an agreement or option for the acquisition of any shares of common stock of SKDI or for the purchase, subscription, or issuance of any of the unissued shares in the capital of SKDI.

3.	SKDI - Records and Financial Statements

a.	Charter Documents. The charter documents of SKDI are as provided to SFLM. SKDI is not in violation or breach of, or in default with respect to, any term of their respective Certificates of Incorporation (or other charter documents) or by-laws.

b.	SKDI Financial Statements. The SKDI Financial Statements present fairly, in all material respects, the assets and liabilities (whether accrued, absolute, contingent, or otherwise) of SKDI, and the results of operations and changes in financial position of SKDI during the period covered thereby, in all material respects and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated.

c.	SKDI Accounts Payable and Liabilities. There are no liabilities, contingent or otherwise, of SKDI which are not reflected in the SKDI Financial Statements except those incurred in the ordinary course of business since the date of the SKDI Financial Statements, and neither SKDI has guaranteed or agreed to guarantee any debt, liability or other obligation of any person, firm, or corporation.

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d.	SKDI Accounts Receivable. There are no accounts receivable of SKDI which are not reflected in the SKDI Financial Statements except those incurred in the ordinary course of business since the date of the SKDI Financial Statements.

e.	No Debt. SKDI is not, on the date hereof and on Closing will be, materially indebted to any, person or entity or other third party, including any affiliate, director, or officer of SKDI, except as reflected in the SKDI Financial Statements and except for those incurred in the ordinary course of business since the date of the SKDI Financial Statements.

f.	No Related Party Debt to SKDI. Except as set forth in the Commission Reports, no director or officer or affiliate of SKDI is now indebted to or under any financial obligation to SKDI on any account whatsoever, except for advances on account of travel and other expenses not exceeding One Thousand Dollars ($1,000) in total.

g.	No Dividends. No dividends or other distributions on any shares in the capital of SKDI or the Subsidiary have been made, declared, or authorized since the date of the SKDI Financial Statements.

h.	No Payments. No payments of any kind have been made or authorized since the date of the SKDI Financial Statements to or on behalf of officers, directors, shareholders, or employees of SKDI or under any management agreements with SKDI, except payments made in the ordinary course of business and at the regular rates of salary or other remuneration payable to them.

i.	No Pension Plans. There are no pension, profit sharing, group insurance or similar plans or other deferred compensation plans affecting SKDI.

j.	No Adverse Events. Except as disclosed in a Disclosure Report on OTC Markets, and since October 5th, 2020, (i) there has not been any material adverse change in the properties, results of operations, financial position or condition (financial or otherwise) of SKDI, its assets or liabilities or any damage, loss or other change in circumstances materially affecting SKDI, the SKDI Business or SKDI’s right to carry on the SKDI Business, other than non-material changes in the ordinary course of business or as contemplated pursuant to this Agreement, (ii) there has not been any damage, destruction, loss or other event (whether or not covered by insurance) materially and adversely affecting SKDI, or the SKDI Business, (iii) there has not been any material increase in the compensation payable or to become payable by SKDI to any of SKDI’s officers, employees or agents or any bonus, payment or arrangement made to or with any of them, (iv) the SKDI Business has been and continues to be carried on in the ordinary course, (v) SKDI has not waived or surrendered any right of material value, (vi) SKDI has not discharged, satisfied or paid any lien or encumbrance or obligation or liability other than current liabilities in the ordinary course of business; and (vii) no capital expenditures in excess of Five Thousand Dollars ($5,000) have been authorized or made by SKDI.

4.	SKDI - Applicable Laws and Legal Matters

a.	Licenses. SKDI hold all licenses and permits as may be requisite for carrying on the SKDI Business in the manner in which it has heretofore been carried on, which licenses and permits have been maintained and continue to be in good standing except where the failure to obtain or maintain such licenses or permits would not have a material adverse effect on the SKDI Business.

b.	Applicable Laws. SKDI has not been charged with or received notice of breach of any laws, ordinances, statutes, regulations, by-laws, orders, or decrees to which they are subject or which apply to them the violation of which would have a material adverse effect on the SKDI Business, and to SKDI’s knowledge, SKDI is not in breach of any laws, ordinances, statutes, regulations, bylaws, orders or decrees the contravention of which would result in a material adverse impact on the SKDI Business.

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c.	Pending or Threatened Litigation. Except as provided in the Commission Reports, there is no litigation or administrative or governmental proceeding pending or threatened against or relating to SKDI, or the SKDI Business nor does SKDI have any knowledge of any act or omission of SKDI that would form any material basis for any such action or proceeding.

d.	No Bankruptcy. SKDI has not made any voluntary assignment or proposal under applicable laws relating to insolvency and bankruptcy and no bankruptcy petition has been filed or presented against SKDI and no order has been made or a resolution passed for the winding-up, dissolution or liquidation of SKDI.

e.	Labor Matters. SKDI is not party to any collective agreement relating to the SKDI Business with any labor union or other association of employees and no part of the SKDI Business has been certified as a unit appropriate for collective bargaining or, to the knowledge of SKDI, has made any attempt in that regard.

f.	Finder's Fees. SKDI is not a party to any agreement which provides for the payment of finder's fees, brokerage fees, commissions or other fees or amounts which are or may become payable to any third party in connection with the execution and delivery of this Agreement and the transactions contemplated herein.

g.	No Contracts. SKDI does not, on the date hereof, and on the Closing, will not, have any contracts with any hospitals. All such contracts have expired and SKDI has no liability to any person, entity or third party, including any hospital or other entity previously under contract with SKDI.

5.	Execution and Performance of Agreement

a.	Authorization and Enforceability. The execution and delivery of this Agreement, and the completion of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of SKDI.

b.	No Violation or Breach. The execution and performance of this Agreement will not:

i.	violate the charter documents of SKDI or result in any breach of, or default under, any loan agreement, mortgage, deed of trust, or any other agreement to which SKDI,

ii.	give any person any right to terminate or cancel any agreement or any right or rights enjoyed by SKDI,

iii.	result in any alteration of SKDI’s or its subsidiaries’ obligations under any agreement to which SKDI,

iv.	result in the creation or imposition of any lien, encumbrance, or restriction of any nature whatsoever in favor of a third party upon or against the assets of SKDI,

v.	result in the imposition of any tax liability to SKDI relating to the assets of SKDI, or

vi.	violate any court order or decree to which either SKDI is subject.

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6.	The SKDI Business

a.	Maintenance of Business. Since the date of the SKDI Financial Statements, SKDI has not entered into any material agreement or commitment except in the ordinary course and except as provided in, contemplated by, or set forth in this Agreement or in the Commission Reports.

b.	Subsidiaries. Except as otherwise disclosed herein, SKDI does not own any subsidiaries and does not otherwise own, directly or indirectly, any shares or interest in any other corporation, partnership, joint venture, or firm. References in this Agreement to any subsidiaries of the SKDI shall include any subsidiary used for the benefit of the Acquisition contemplated herein or other corporate action such as a subsidiary for purpose of name change and any other subsidiary that SKDI may have but has not disclosed in this Agreement.

7.	SKDI - SKDI Shares

a.	SKDI Shares. The SKDI shares, including all common and preferred, when delivered to the holders of the respective SFLM shares pursuant to the Acquisition shall be validly issued and outstanding as fully paid and non-assessable shares and the SKDI shares shall be transferable upon the books of SKDI, in all cases subject to the provisions and restrictions of all applicable securities laws.

b.	Securities Law Compliance. Except as set forth in the Commission Reports, SKDI has not issued any shares of its common stock (or securities convertible into or exercisable for shares of common stock). Neither SKDI nor any person acting on its behalf has taken or will take any action (including, without limitation, any offering of any securities of SKDI under circumstances which would require the integration of such offering with the offering of any SKDI securities issued to the SFLM Shareholders) which subject the issuance or sale of such shares to the SFLM shareholders, generally to the registration requirements of Section 5 of the Securities Act.

B.	Survival

The representations and warranties of SKDI contained herein are true and correct as of the date of this Agreement and will be true at and as of Closing in all material respects as though such representations and warranties were made as of such time. Notwithstanding the completion of the transactions contemplated hereby, the waiver of any condition contained herein (unless such waiver expressly releases a party from any such representation or warranty) or any investigation made by the SFLM Shareholders, the representations and warranties of SKDI shall survive the Closing for a period of one (1) year.

C.	Indemnity

SKDI shall defend, indemnify and save harmless SFLM from and against any and all claims, demands, actions, suits, proceedings, assessments, judgments, damages, costs, losses and expenses, including any payment made in good faith in settlement of any claim, resulting from the breach by SKDI or its Management of any representation, covenant or warranty made under this Agreement or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished by SKDI or its Management to SFLM hereunder. Legal fees and other costs of defending and prosecuting this action shall be borne by SKDI and its Management.

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ARTICLE 4     COVENANTS OF SKDI

A.	Covenants

SKDI and its Management covenants and agrees with SFLM that SKDI will:

1.	Conduct of Business. Until the Closing, conduct its business diligently and in the ordinary course consistent with the manner in which it generally has been operated up to the date of execution of this Agreement;

2.	Access. Until the Closing, give the SFLM Shareholders and their representatives full access to all of the properties, books, contracts, commitments, and records of SKDI, and furnish to the SFLM Shareholders and their representatives all such information as they may reasonably request;

3.	Procure Consents. Until the Closing, take all reasonable steps required to obtain, prior to Closing, any and all third-party consents required to permit the Acquisition; and

4.	OTC Markets Filings. Until the Closing, file with the OTC Markets in a timely manner, all reports and other documents required of SKDI as required to maintain its listing on the OTCQB tier of the OTC Markets.

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF SFLM

A.	Representations and Warranties

SFLM represents and warrants in all material respects to SKDI, with the intent that it will rely thereon in entering into this Agreement and in approving and completing the transactions contemplated hereby, that:

1.	SFLM - Corporate Status and Capacity

a.	Incorporation. SFLM is a corporation duly incorporated and validly existing under the laws of the State of Wyoming and is in good standing with the office of the Secretary of State for the State of Wyoming.

b.	Carrying on Business. SFLM is duly qualified or licensed to do business and in in good standing in each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect on its businesses.

c.	Corporate Capacity. SFLM has the corporate power, capacity, and authority to own the SFLM Assets and to carry on the SFLM Business and SFLM has the corporate power, capacity, and authority to enter into and complete this Agreement.

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2.	SFLM - Capitalization

a.	Authorized Capital. The authorized capital of SFLM consists of 100 shares of common stock, par value 0.01 of which 100 are issued and outstanding (together “SFLM Stock”).

b.	Ownership of SFLM Stock. The issued and outstanding share capital of SFLM consists of shares, both common and preferred, that are validly issued and outstanding as fully paid and non-assessable shares. The SFLM respective shareholders are the registered and beneficial owner of the SFLM shares. The SFLM shares owned by the SFLM shareholders are free and clear of any and all liens, charges, pledges, encumbrances, restrictions on transfer and adverse claims whatsoever not created by or through SKDI and/or the Acquirer. Except as provided in in this Agreement, no person, firm, or corporation has any agreement or option or any right capable of becoming an agreement or option for the acquisition of any security of SFLM or for the purchase, subscription, or issuance of any of the unissued shares in the capital of SFLM.

c.	No Restrictions. There are no restrictions on the transfer, sale, or other disposition of SFLM Shares contained in the charter documents of SFLM or under any agreement.

3.	SFLM - Records and Financial Statements

a.	Charter Documents. SFLM is not in violation or breach of, or in default with respect to, any term of its Articles of Incorporation (or other charter documents) or by-laws.

b.	SFLM Financial Statements. The SFLM Financial Statements present fairly, in all material respects, the assets and liabilities (whether accrued, absolute, contingent, or otherwise) of SFLM as of the respective dates thereof, and the results of operations and changes in financial position of SFLM during the periods covered thereby, and are prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated.

c.	SFLM Accounts Payable and Liabilities. There are no material liabilities, contingent or otherwise, of SFLM which are not reflected in the SFLM Financial Statements except those incurred in the ordinary course of business since the date of the SFLM Financial Statements.

d.	No Dividends. No dividends or other distributions on any shares in the capital of SFLM have been made, declared, or authorized since the date of the SFLM Financial Statements.

4.	SFLM - Income Tax Matters

a.	Tax Returns. All tax returns and reports of SFLM required by law to be filed have been filed and to the best of SFLM’s knowledge and belief are true, complete and correct, and any taxes payable in accordance with any return filed by SFLM or in accordance with any notice of assessment or reassessment issued by any taxing authority have been so paid.

b.	Current Taxes. Adequate provisions have been made for taxes payable for the current period for which tax returns are not yet required to be filed and there are no agreements, waivers, or other arrangements providing for an extension of time with respect to the filing of any tax return by, or payment of, any tax, governmental charge, or deficiency by SFLM. SFLM is not aware of any contingent tax liabilities or any grounds which would prompt a reassessment including aggressive treatment of income and expenses in filing earlier tax returns.

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5.	SFLM - Applicable Laws and Legal Matters

a.	Licenses. SFLM holds all licenses and permits as may be requisite for carrying on the SFLM Business in the manner in which it has heretofore been carried on, which licenses and permits have been maintained and continue to be in good standing except where the failure to obtain or maintain such licenses or permits would not have a material adverse effect on the SFLM Business.

b.	Applicable Laws. SFLM has not been charged with or received notice of breach of any laws, ordinances, statutes, regulations, by-laws, orders, or decrees to which it is subject or which applies to it the violation of which would have a material adverse effect on the SFLM Business, and, to SFLM’s knowledge and belief, SFLM is not in breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees the contravention of which would result in a material adverse impact on the SFLM Business.

c.	Pending or Threatened Litigation. There is no material litigation or administrative or governmental proceeding pending or threatened against or relating to SFLM, the SFLM Business, or any of the SFLM Assets, nor does SFLM have any knowledge of any deliberate act or omission of SFLM that would form any material basis for any such action or proceeding.

d.	No Bankruptcy. SFLM has not made any voluntary assignment or proposal under applicable laws relating to insolvency and bankruptcy and no bankruptcy petition has been filed or presented against SFLM and no order has been made or a resolution passed for the winding-up, dissolution or liquidation of SFLM.

e.	Labor Matters. SFLM is not a party to any collective agreement relating to the SFLM Business with any labor union or other association of employees and no part of the SFLM Business has been certified as a unit appropriate for collective bargaining or, to the knowledge of SFLM, has made any attempt in that regard and SFLM has no reason to believe that any current employees will leave SFLM's employ as a result of this Acquisition.

6.	Execution and Performance of Agreement

a.	Authorization and Enforceability. The execution and delivery of this Agreement, and the completion of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of SFLM and the SFLM Shareholders.

b.	No Violation or Breach. The execution and performance of this Agreement will not (i) violate the charter documents of SFLM or result in any breach of, or default under, any loan agreement, mortgage, deed of trust, or any other agreement to which SFLM is a party, (ii) give any person any right to terminate or cancel any agreement including, without limitation, SFLM Material Contracts, or any right or rights enjoyed by SFLM, (iii) result in any material alteration of SFLM's obligations under any agreement to which SFLM is a party including, without limitation, the SFLM Material Contracts, (iv) result in the creation or imposition of any lien, encumbrance or restriction of any nature whatsoever in favor of a third party upon or against the SFLM Assets, (v) result in the imposition of any tax liability to SFLM relating to SFLM Assets or the SFLM Shares, or (vi) violate any court order or decree to which SFLM is subject.

7.	SFLM Assets - Ownership and Condition

a.	No Option. No person, firm or corporation has any agreement or option or a right capable of becoming an agreement for the purchase of any of the SFLM Assets.

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b.	SFLM Material Contracts. The SFLM Material Contracts constitute all of the material contracts of SFLM.

c.	No Default. There has not been any default in any material obligation of SFLM or any other party to be performed under any of the SFLM Material Contracts, each of which is in good standing and in full force and effect and un-amended, and SFLM is not aware of any default in the obligations of any other party to any of the SFLM Material Contracts.

8.	SFLM Assets - SFLM Goodwill and Other Assets

SFLM does not have any knowledge of any infringement by SFLM of any patent, trademark, copyright, or trade secret.

9.	The Business of SFLM

a.	Maintenance of Business. Since the date of the SFLM Financial Statements, the SFLM Business has been carried on in the ordinary course, and SFLM has not entered into any material agreement or commitment except in the ordinary course of business, except as contemplated by this Agreement.

b.	Subsidiaries. SFLM does not have any subsidiaries and does not otherwise own, directly or indirectly, any shares or interest in any other corporation, partnership, joint venture, or firm.

B.	Survival

The representations and warranties of SFLM contained herein will be true at and as of Closing in all material respects as though such representations and warranties were made as of such time. Notwithstanding the completion of the transactions contemplated hereby, the waiver of any condition contained herein (unless such waiver expressly releases a party from any such representation or warranty) or any investigation made by SKDI, the representations and warranties of SFLM shall survive the Closing for a period of two (2) years.

C.	Indemnity

SFLM agrees to indemnify and save harmless SKDI from and against any and all claims, demands, actions, suits, proceedings, assessments, judgments, damages, costs, losses and expenses, including any payment made in good faith in settlement of any claim (subject to the right of SFLM to defend any such claim), resulting from the breach by SFLM of any representation or warranty of SFLM made under this Agreement or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished by SFLM to SKDI hereunder. Legal fees and other costs of defending and prosecuting this action shall be borne by SFLM.

ARTICLE 6     COVENANTS OF SFLM

A.	Covenants

SFLM covenants and agrees with SKDI that it will:

1.	Conduct of Business. Until the Closing, conduct the SFLM Business diligently and in the ordinary course consistent with the manner in which the SFLM Business generally has been operated up to the date of execution of this Agreement;

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2.	Preservation of Business. Until the Closing, use its Best efforts to preserve the SFLM Business and the SFLM Assets; and

3.	Procure Consents. Until the Closing, take all reasonable steps required to obtain, prior to Closing, any and all third-party consents required to permit the Acquisition and to preserve and maintain the SFLM Assets, including the SFLM Material Contracts.

ARTICLE 7     CONDITIONS PRECEDENT

A.	Conditions Precedent in favor of SKDI

SKDI’s obligations to carry out the transactions contemplated hereby are subject to the fulfillment (or waiver by SKDI) of each of the following conditions precedent on or before the Closing:

1.	SFLM will have prepared, or make available all required materials to prepare, un-audited financial statements for the previous three (3) financial years.

2.	all documents or copies of documents required to be executed and delivered to SKDI as set forth in Article 9 hereof will have been so executed and delivered;

3.	all of the terms, covenants, and conditions of this Agreement to be complied with or performed by SFLM at or prior to the Closing will have been complied with or performed;

4.	title to the SFLM Shares held by the SFLM Shareholders will be free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances or other claims whatsoever not created by or through SKDI and/or the Acquirer;

5.	subject to Article 8 hereof, there will not have occurred:

a.	any material adverse change in the financial position or condition of SFLM, its liabilities or the SFLM Assets or any damage, loss or other change in circumstances materially and adversely affecting the SFLM Business or the SFLM Assets or SFLM's right to carry on the SFLM Business, other than changes in the ordinary course of business, none of which has been materially adverse, or

b.	any damage, destruction, loss, or other event, including changes to any laws or statutes applicable to SFLM or the SFLM Business (whether or not covered by insurance) materially and adversely affecting SFLM, the SFLM Business or the SFLM Assets;

6.	the transactions contemplated hereby shall have been approved by all other regulatory authorities having jurisdiction over the subject matter hereof, if any;

7.	all representations and warranties of SFLM contained herein shall be true and correct as of the Closing Date; and

8.	SKDI shall be in receipt of the SFLM Financial Statements; and

9.	SKDI shall have entered into an agreement to sell its subsidiaries Numuni, Inc. and Product Supply, Inc. in a form reasonably acceptable to SKDI’s Board of Directors and in accordance with their fiduciary responsibilities.

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B.	Waiver by SKDI

The conditions precedent set out in the preceding section are inserted for the exclusive benefit of SKDI and any such condition may be waived in whole or in part by SKDI at or prior to Closing by delivering to SFLM a written waiver to that effect signed by SKDI. In the event that the conditions precedent set out in the preceding section are not satisfied on or before the Closing, SKDI shall be released from all obligations under this Agreement.

C.	Conditions Precedent in Favor of SFLM

The obligations of SFLM to carry out the transactions contemplated hereby are subject to the fulfillment of each of the following conditions precedent on or before the Closing:

1.	all documents or copies of documents, securities issuances and wire transfers required to be executed and delivered to SKDI as set forth in Article 9 hereof will have been so executed and delivered;

2.	designations for the SKDI Series A Preferred as Exhibit A, which are filed and stamped by the Secretary of State of the state of Wyoming.

3.	those parties identified under Article 2(C) are duly appointed to their respective positions.

4.	all of the terms, covenants, and conditions of this Agreement to be complied with or performed by SKDI at or prior to the Closing shall have been complied with or performed;

5.	SFLM shall have completed its review and inspection of the books and records of SKDI and shall be reasonably satisfied with same in all material respects;

6.	title to the SKDI Common Acquisition Shares will be free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances, or other claims whatsoever;

7.	subject to Article 8 hereof, there will not have occurred (i) any material adverse change in the financial position or condition of SKDI, their assets or liabilities or any damage, loss or other change in circumstances materially and adversely affecting SKDI or the SKDI Business or SKDI’s right to carry on the SKDI Business, other than changes in the ordinary course of business, none of which has been materially adverse, or (ii) any damage, destruction, loss or other event, including changes to any laws or statutes applicable to SKDI or the SKDI Business (whether or not covered by insurance) materially and adversely affecting SKDI, or its assets;

8.	the transactions contemplated hereby shall have been approved, where required, by all other regulatory authorities having jurisdiction over the subject matter hereof, if any;

9.	all representations and warranties of SKDI contained herein shall be true and correct as of the Closing Date; and

10.	SKDI shall have entered into an agreement to sell its subsidiaries and/or existing assets in a form reasonably acceptable to SKDI’s Board of Directors;

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D.	Waiver by SFLM

The conditions precedent set out in the preceding section are inserted for the exclusive benefit of SFLM and any such condition may be waived in whole or in part by SFLM at or prior to the Closing by delivering to SKDI a written waiver to that effect signed by SFLM. In the event that the conditions precedent set out in the preceding section are not satisfied on or before the Closing SFLM shall be released from all obligations under this Agreement.

ARTICLE 8     RISK

A.	Material Change in the Business of SFLM

1.	If any material loss or damage to the SFLM Business occurs prior to Closing and such loss or damage, in SKDI's reasonable opinion, cannot be substantially repaired or replaced within sixty (60) days, SKDI shall, within two (2) days following any such loss or damage, by notice in writing to SFLM, at its option, either:

a.	terminate this Agreement, in which case no party will be under any further obligation to any other party; or

b.	elect to complete the Acquisition and the other transactions contemplated hereby, in which case the proceeds and the rights to receive the proceeds of all insurance covering such loss or damage will, as a condition precedent to SKDI's obligations to carry out the transactions contemplated hereby, be vested in SFLM or otherwise adequately secured to the satisfaction of SKDI on or before the Closing Date.

B.	Material Change in the SKDI Business

1.	If any material loss or damage to the SKDI Business occurs prior to Closing and such loss or damage, in SFLM's reasonable opinion, cannot be substantially repaired or replaced within sixty (60) days, SFLM shall, within two (2) days following any such loss or damage, by notice in writing to SKDI, at its option, either:

a.	terminate this Agreement, in which case no party will be under any further obligation to any other party; or

b.	elect to complete the Acquisition and the other transactions contemplated hereby, in which case the proceeds and the rights to receive the proceeds of all insurance covering such loss or damage will, as a condition precedent to SFLM's obligations to carry out the transactions contemplated hereby, be vested in SKDI or otherwise adequately secured to the satisfaction of SFLM on or before the Closing Date.

ARTICLE 9     CLOSING

A.	Documents to be Delivered by SFLM

On or before the Closing, SFLM will deliver or cause to be delivered to SKDI:

1.	all reasonable consents or approvals required to be obtained by SFLM for the purposes of completing the Acquisition;

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2.	an acknowledgement from SFLM of the satisfaction of the conditions precedent set forth in section 7.1 hereof; and

3.	such other documents as SKDI may reasonably require to give effect to the terms and intention of this Agreement.

B.	Documents to be Delivered by SKDI

On or before the Closing, SKDI shall deliver or cause to be delivered to SFLM:

1.	an acknowledgement from SKDI of the satisfaction of the conditions precedent set forth in section 7.3 hereof; and

2.	such other documents as SFLM may reasonably require to give effect to the terms and intention of this Agreement.

3.	Promptly following the Closing, SKDI will deliver or cause to be delivered certificates for the SKDI Common Acquisition Shares to the SFLM Shareholders.

ARTICLE 10     POST-CLOSING MATTERS

Forthwith after the Closing, SKDI and SFLM agree to use all their Best efforts to:

A.	file appropriate filings with the Commission where required ; and

B.	within five (5) business days after the Closing, file an appropriate documentation with OTC Markets, including updated addresses, listings of executives, and supplemental filing evidencing the acquisition itself.

ARTICLE 11     GENERAL PROVISIONS

A.	Governing Law

This Agreement will be governed by and construed and enforced in accordance with the Laws of the State of Wyoming as applied to contracts that are executed and performed in Wyoming, without regard to the principles of conflicts of law thereof.

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B.	Indemnification Provisions

Notice to Indemnifying Party. If any party (the "Indemnitee") receives notice of any claim or the commencement of any action or proceeding with respect to which the other party (or parties) is obligated to provide indemnification (the "Indemnifying Party") pursuant to Sections 3.3 or 5.3 hereof, the Indemnitee shall give the Indemnifying Party written notice thereof within a reasonable period of time following the Indemnitee’s receipt of such notice. Such notice shall describe the claim in reasonable detail and shall indicate the amount (estimated if necessary) of the losses that have been or may be sustained by the Indemnitee. The Indemnifying Party may, subject to the other provisions of this Section 11.2, compromise or defend, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any such matter involving the asserted liability of the Indemnitee in respect of a third-party claim. If the Indemnifying Party elects to compromise or defend such asserted liability, it shall within thirty (30) days (or sooner, if the nature of the asserted liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee, shall reasonably cooperate, at the request and reasonable expense of the Indemnifying Party, in the compromise of, or defense against, such asserted liability. The Indemnifying Party will not be released from any obligation to indemnify the Indemnitee hereunder with respect to a claim without the prior written consent of the Indemnitee, unless the Indemnifying Party delivers to the Indemnitee a duly executed agreement settling or compromising such claim with no monetary liability to or injunctive relief against the Indemnitee and a complete release of the Indemnitee with respect thereto. The Indemnifying Party shall have the right to conduct and control the defense of any third-party claim made for which it has been provided notice hereunder. All costs and fees incurred with respect to any such claim will be borne by the Indemnifying Party. The Indemnitee will have the right to participate, but not control, at its own expense, the defense or settlement of any such claim; provided, that if the Indemnitee and the Indemnifying Party shall have conflicting claims or defenses, the Indemnifying Party shall not have control of such conflicting claims or defenses and the Indemnitee shall be entitled to appoint a separate counsel for such claims and defenses at the cost and expense of the Indemnifying Party. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are reasonably required for such defense.

C.	Notice

Any notice required or permitted to be given by any party will be deemed to be given when in writing and delivered to the address for notice of the intended recipient by personal delivery, prepaid certified or registered mail, e-mail, or Facsimile. Any notice delivered by mail shall be deemed to have been received on the fourth business day after and excluding the date of mailing, except in the event of a disruption in regular postal service in which event such notice shall be deemed to be delivered on the actual date of receipt. Any notice delivered personally, by e-mail or by Facsimile shall be deemed to have been received on the actual date of delivery.

D.	Addresses for Service

The address for service of notice of each of the parties hereto is as follows:

SKDI: 450 State Road 13 STE 106 PMB 207, Saint Johns, Florida. 32259

SFLM:

With a copy to:

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E.	Change of Address

Any party may, by notice to the other parties change its address for notice to some other address.

F.	Further Assurances

Each of the parties will execute and deliver such further and other documents and do and perform such further and other acts as any other party may reasonably require to carry out and give effect to the terms and intention of this Agreement.

G.	Time of the Essence

Time is expressly declared to be the essence of this Agreement.

H.	Entire Agreement

The provisions contained herein constitute the entire agreement among SFLM, the Acquirer and SKDI respecting the subject matter hereof and supersede all previous communications, representations, and agreements, whether verbal or written, among SFLM, the Acquirer and SKDI with respect to the subject matter hereof.

I.	Succession

This Agreement will endure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

J.	Assignment

This Agreement is not assignable without the prior written consent of the parties hereto.

K.	Expenses

Except as noted below, each party agrees to pay, without right of reimbursement from any other party and regardless of whether or not the transaction is consummated, the costs incurred by it in connection with this transaction, including legal fees and other costs incidental to the negotiation of the terms of the transaction and the preparation of related documentation.

L.	Counterparts

This Agreement may be executed in counterparts, each of which when executed by any party will be deemed to be an original and all of which counterparts will together constitute one and the same Agreement. Delivery of executed copies of this Agreement by Facsimile will constitute proper delivery.

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M.	Termination

This Agreement may only be terminated at any time prior to the Closing Date:

1.	upon mutual written consent authorized by the Board of Directors of SKDI and SFLM; or

2.	by either SKDI or SFLM if the Closing shall not have been consummated by the close of business on 6th October 2020.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF the parties have executed this Agreement effective as of the day and year first above written.

Sun Kissed Industries, Inc.

By:	/s/ Carl Grant
Name:	Carl Grant
Title:	CEO

SFL Maven

By:	/s/ Joseph Ladin
Name:	Joseph Ladin
Title:	President

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EXHIBIT A

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